Exhibit 14.1

Tesco Corporation Code of Business Conduct and Ethics PL-LEGAL-01 Rev 08 May 12, 2015

Message from the President and Chief Executive Officer
TESCO is an international company with a strong reputation for providing quality products and services. We continually seek to deliver the best results for the Company, the highest return to our shareholders, and the most beneficial service to our customers.
Ethical conduct is defined as that which is morally correct and honorable. To maintain our valuable reputation and to build on our success, we must conduct our business in a manner that is ethical as well as legal. This Code of Business Conduct and Ethics establishes TESCO’s commitment to following ethical business practices. It details the fundamental principles of ethical business behavior and defines the responsibilities of all directors, officers, employees, agents and Company representatives (“TESCO personnel”).
TESCO’s Cultural Value Tree demonstrate our commitment to ethical business conduct. TESCO’s core values are rooted in a strong culture of Safety, Ethics and Compliance. The TESCO’s Code of Business Conduct and Ethics is built over this foundation. This value system must never be compromised, PERIOD.

Our Cultural Values of Service, Discipline and Teamwork exemplify our values in action, behavior that all TESCO personnel should demonstrate day in and day out.
Familiarize yourself with this Code of Business Conduct and Ethics and with the other corporate policies that relate to it. Consider TESCO’s reputation and credibility in all your business relationships. Be honest and honorable in all dealings with other TESCO employees, the public, the business community, shareholders, customers, suppliers, competitors, and government authorities. I expect managers and supervisors to lead by example and provide guidance to other employees.

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In the course of conducting your business for TESCO, you will occasionally find yourself faced with difficult choices. A circumstance may present itself that gives you reason to consider whether you are about to violate the principles contained in this Code of Business Conduct and Ethics. At such times, always pause and defer your decision until you have had the opportunity to discuss the matter with your manager, a Legal Department attorney, and/or, ultimately, with a member of the Executive Management Team.
Remember, to comply with this policy, I have found that the best approach is: When in doubt, or if an action appears to violate this Code of Business Conduct and Ethics, then simply STOP. Avoid such action and consult as guided above.

Fernando R. Assing
President and Chief Executive Officer
Tesco Corporation

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Contents

Introduction	1
Applicability	1
Compliance with Laws	1
Using Company Resources	1
Confidential and Proprietary Information	2
Conflicts of Interest/Related Party Transactions	2
Fair Dealing	3
Gratuities and Business Courtesies	3
Consultant Fees, Commissions and Other Payments	3
Public Disclosure of Material Information	3
Insider Trading	3
Financial Records	3
Export, Import and Anti-boycott Compliance	4
Antitrust and Competition	4
Anti-Bribery and Corruption	4
Money Laundering	5
Political Activities and Contributions	5
Charitable Contributions	5
Product Integrity	5
Employee Health and Safety and the Environment	5
Employment Practices	5
Conflicts Minerals Sourcing	6
Compliance with the Code	6
Reporting	6
Enforcement	7
Whistleblower Hotline	7
Waivers	7
Questions Regarding the Code	8

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Introduction
Tesco Corporation and its subsidiaries (“TESCO” or the “Company”) is committed to the highest standards of ethical business conduct and to the practice of business in accordance with all applicable laws, rules and regulations. The Board of Directors has adopted this Code of Business Conduct and Ethics (the "Code") as a set of guidelines intended to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; and to provide guidance to help employees, officers and directors recognize and deal with ethical issues. This Code is not intended to cover every issue or situation an employee, officer, or director may encounter at the Company. The Code should be used as a guide in addition to other Company policies and guidelines. You will find a variety of information and reference materials on the TESCO Intranet. If you wish to obtain additional materials, or discuss any aspect of the Code, speak with any member of the Legal Department or the Executive Management Team.
Applicability
This Code applies to all directors, officers, employees, agents and representatives of TESCO.
Employees who supervise others have an important responsibility to lead by example and maintain the highest standards of behavior. If you supervise others, you should create an environment where employees understand their responsibilities and feel comfortable raising issues and concerns without fear of retaliation. If an issue is raised, you must take prompt action to address the concerns and correct problems that arise.
You must also make sure that each employee under your supervision understands our Code and the policies, laws and regulations that affect our workplace. Most importantly, you must ensure that employees understand that business performance is never more important than ethical business conduct.
You are expected to comply with both the letter and the spirit of our Code. This means you must understand and comply with all of the company policies, laws and regulations that apply to your job, even if you feel pressured to do otherwise. Our Code also requires you to seek guidance if you have questions or concerns and to cooperate fully in any investigation of suspected violations of the Code that may arise in the course of your employment.
Periodically, you may be asked to provide a written certification that you have reviewed and understand TESCO's Code, complied with its standards, and are not personally aware of any violations of the Code by others. This certification is your pledge to live up to our Code and its expectations and to promptly raise concerns about any situation that you think may violate our Code. Employees who violate our Code put themselves, their fellow employees, and TESCO at risk and are subject to disciplinary action up to and including termination of employment.
Compliance with Laws
TESCO business, whether domestic or international, must be conducted in compliance with all applicable laws and regulations. Be aware of the legal requirements that apply to your job and follow those laws strictly. TESCO does not tolerate illegal activity conducted for personal gain or on the Company’s behalf. If you have questions or if you require assistance with legal matters, contact TESCO’s Legal Department.
Using Company Resources
You are entrusted with Company property and resources including vehicles, computer equipment, software, corporate information and tools. Use these resources for Company business, not for personal gain. Never abuse your position at TESCO by seeking to obtain personal benefits from those doing or seeking to do business with TESCO. No employee may commit theft, fraud, embezzlement, or misuse company property. Any suspected incident of fraud or theft should be reported for investigation immediately.
TESCO has specific policies concerning employee use of company e-mail, the Internet, TESCO Intranet, and other electronic information sources. All data stored on TESCO's computers, including e-mail sent or received on the TESCO network, is company property and is not private, except as required by local law. Employees are not allowed to use company resources for improper purposes, including engaging in any activity that could be considered a conflict of interest and sending offensive, sexually explicit, or harassing statements. Employees must also not install or use computer files or software not licensed by the Company or approved by management, or use approved software in a way that goes against the license or copyright agreement.
For further information, consult the TESCO Information Technology End User Policy.
Confidential and Proprietary Information
Every director, officer, employee, agent, and representative has access to some type of confidential and proprietary information. For example, the following are considered confidential: technical information about TESCO tools or equipment; financial data; information about how certain processes work; price lists; methods of conducting operations; business plans and intentions; legal matters; applications for patents and trademarks; and software developments. Commercial and technical information received on a confidential basis from third parties such as suppliers, customers, and partners is also confidential information.
All TESCO employees sign an undertaking of confidentiality to the Company when starting their employment with TESCO. In addition, the Company has a comprehensive policy which details how Company personnel should treat confidential information. Except as required in the normal course of performing your job, do not reveal confidential information to anyone, either while employed by TESCO or after you leave the Company, unless you have written authorization from the President of Tesco Corporation.
The obligation to protect TESCO assets includes TESCO’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.
We have a responsibility under data privacy laws and regulations to protect customer and consumer information that is provided to us. If you do not have a business reason to access this information, you should not do so. If you do, you must also take steps to protect the information against unauthorized use or release. Vendors or other outside parties who have authorized access to this information are also responsible for protecting this information and should be monitored for compliance.
Also note that if you depart TESCO, information and know how you took with you may be the property of TESCO. Ensure that you maintain the same level of confidentiality after departing TESCO as you would while you were an employee of TESCO. This is particularly critical when relating to TESCO’s extensive proprietary technologies.
For further information, consult the TESCO Confidential and Proprietary Information Policy.
Conflicts of Interest/Related Party Transactions
All directors, officers, agents, representatives, and employees owe a duty to TESCO to advance its interests when the opportunity arises. TESCO expects you to act only in the best interests of the Company. No director, officer, or employee may compete with TESCO. Avoid situations or activities where your personal interests are, or may appear to be, in competition with or in opposition to TESCO’s interests. This includes situations that might prevent you from devoting proper time or attention to your duties, or situations that might affect your judgment or ability to act in TESCO’s best interest.
As a TESCO employee, you may hold a beneficial interest in another business as long as it does not directly compete with TESCO. However, such outside business or investment cannot interfere with your duties and responsibilities as a TESCO employee. These activities or investments should not prevent you from devoting proper time and attention to your duties. These activities should not be undertaken during business hours as such time should be devoted to furthering TESCO’s interests and business.
Employees and immediate family or household members may not serve as a vendor or customer of the Company, or otherwise engage in business dealings with the Company, without the written consent of a member of the Executive Management Team. Officers and directors require approval of the Audit Committee of the Board of Directors.
You or a member of your immediate family or household may not accept business opportunities, commissions or advantageous financial arrangements from a customer, vendor or business partner of the Company. Directors, officers, and employees may not use TESCO assets, property, information or position for personal gain (including gains by friends or family members). You may not purchase for personal use the goods or services of the Company's suppliers on terms other than those available to the general public or established by Company policy. Directors, officers, agents, and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of TESCO assets, property, information or position. Thus, you may not take advantage of any business opportunity that you learn about in the course of your employment. You also may not accept any offer to participate in an initial public stock offering from firms doing, or seeking to do, business with the Company.
Should you be faced with a situation or a transaction that might give rise to such a conflict of interest, in order to proceed with that transaction you must disclose this information to a member of the Executive Management Team and obtain a waiver of this policy in advance, in accordance with the section on “Waivers,” below.
For further information, consult the TESCO Conflicts of Interest Policy.
Fair Dealing
Each director, officer, agent, and employee must deal fairly with TESCO's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer, agent, or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of facts or any other unfair dealing practice.
Gratuities and Business Courtesies
Never accept a gift, entertainment, or any other benefit from an individual or organization doing business with TESCO if that gift, entertainment or benefit could influence your decisions or, if it were made public, might appear to have influenced your business decision. Any gift, entertainment, or benefit you provide to a business associate must be modest in scope and value. Never provide a gift, entertainment or benefit that contravenes any applicable law or contract term or that is large enough to influence, or appear to influence, the recipient’s business decisions. Ensure that you record in TESCO’s accounts all expenditures on gifts, entertainment, and other benefits.
For further information, consult the TESCO Business Entertainment Policy.
Consultant Fees, Commissions and Other Payments
Never give or receive any payment that falls outside the normal conduct of business. Ensure that all consulting or agency fees, commissions, retainers or other payments are reasonable in the context of acceptable commercial practice and that they comply with applicable laws and corporate policies. Properly record all payments given or received in the Company’s accounts. All commercial agent and other high risk representative relationships must be pre-approved by the Chief Operating Officer or the General Counsel. No delegation of this authority is permitted.
For further information, consult the TESCO Agent and Third-Party Representative Policy.
Public Disclosure of Material Information
As a public company, TESCO understands that an important purpose of the public disclosure laws is the protection of the securities marketplace so that all investors uniformly have timely access to material information. Selective disclosure of material nonpublic information to certain investors (e.g., securities analysts and institutional investors) or failure to disclose material nonpublic information in public filings that make our public reports misleading may subject the Company and/or its employees to substantial fines or imprisonment. All public communications made by or on behalf of TESCO shall be full, fair, accurate, timely and understandable. Do not speak publicly on behalf of the Company unless you are specifically authorized to do so. Investor relations are handled by the Chief Executive Officer and the Chief Financial Officer.
For further information, consult the TESCO Public Disclosure Policy.

Insider Trading
Employees who have access to confidential (or "inside") information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about TESCO or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including "tipping" others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information.
You must adhere strictly to the Company’s Insider Trading and Reporting Policy and applicable laws on insider trading. If you have questions regarding the law or the Company’s policies in this area, seek advice from the Legal Department.
For further information, consult the TESCO Insider Trading and Reporting Policy.
Financial Records
Accurate and reliable accounting records are crucial to our business. Always comply with the Company’s accounting procedures and controls, and all applicable laws. Our records are the basis of our earnings statements, financial reports, and other disclosures to the public and are the source of essential data that guides our business decision-making and strategic planning. Company financial records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, and all other similar records maintained in the ordinary course of our business. All company financial records must be complete, accurate and reliable in all material respects. There is never a reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited.
For further information, consult TESCO’s accounting policies and controls available on the Intranet.
Export, Import, and Anti-boycott Compliance
TESCO is subject to a variety of laws relating to international trade and the export of equipment and technology. In addition to Canadian laws, TESCO adheres to U.S. trade laws and regulations, both directly and as a result of dealing with U.S. suppliers of goods or services. TESCO complies with all laws and regulations regarding foreign economic boycotts and refuses to comply with requests that are prohibited by applicable law. These may include requests for information, action, or inaction to support or reinforce a boycott. Make sure all agreements, purchase orders and letters of credit are inspected and approved to eliminate these provisions.
For further information, consult the TESCO International Trade Compliance Policy.
Antitrust and Competition
TESCO does not seek competitive advantages through illegal or unethical business practices. TESCO is subject to antitrust and competition laws in Canada, the United States and other countries where it operates. Certain types of conduct clearly violate these antitrust laws. These types of conduct include:

•	Price fixing;

•	Bid rigging;

•	Market allocations of customers or territories; and

•	Group boycotts.

Other types of conduct may or may not violate the competition laws of countries where TESCO does business. You must check with the Legal Department before engaging in such conduct, especially the following:

•	Tying arrangements - requiring procurement of a Company product or service in order to be able to buy another Company product or service.

•	Exclusive dealing arrangements and requirements contracts.

For further information, consult the TESCO Antitrust and Competition Compliance Policy.
Anti-Bribery and Corruption
Many countries in which we operate have laws that prohibit companies from engaging in corrupt practices when dealing with foreign governments and, in some circumstances, private individuals and companies. In Canada, this law is called the Corruption of Foreign Public Officials Act, and the United States equivalent is the Foreign Corrupt Practices Act. These laws make it an offence to corruptly make or offer any payment, gift, or other benefit to a foreign government official in order to gain some business advantage. The United Kingdom has even more stringent laws which apply to both individuals and companies regardless of whether the person or entity bribed is a foreign government official. The Bribery Act makes it a criminal offence for an individual to give or receive a bribe and a corporate offence if a business is found to have failed to prevent bribery. In any particularly jurisdiction, we expect TESCO personnel to comply with the most stringent applicable regulatory standards. Engagement in activities that violate the applicable regulations can result in penalties including personal fines, corporate fines, and imprisonment of individuals. Therefore, it is imperative that all TESCO directors, officers, employees, agents and other representatives adhere to all applicable corrupt practices legislation.
In some countries, “facilitating” payments or tips are used to expedite routine government action (e.g. obtaining permits, processing visas or obtaining telephone service). Even when these payments would be legal, TESCO’s policy disfavors such payments, and requires the advance written permission of the Chief Executive Officer, the Chief Financial Officer, or the General Counsel prior to making any facilitating payment.
For further information, consult the TESCO Anti-Bribery and Corruption, Business Entertainment, and Agent and Third-Party Representative Policies.
Money Laundering
Complex commercial transactions may hide financing for criminal activity such as terrorism, illegal narcotics trade, bribery, and fraud. Anti-money laundering laws of the United States and other countries and international organizations require transparency of payments and the identity of all parties to transactions. TESCO is committed to full compliance with anti-money laundering laws throughout the world and will conduct business only with reputable customers involved in legitimate business activities and transactions.
For further information, consult the TESCO Anti-Money Laundering Policy.
Political Activities and Contributions
TESCO does not discourage the participation of employees in political and related activities. However, you may not make political contributions on TESCO’s behalf, either directly or indirectly, without the prior written approval of the Chief Executive Officer. You may support the political process through personal contributions or by volunteering your personal time to the candidates or organizations of your choice. These activities, however, must not be conducted on company time or involve the use of any company resources such as telephones, computers or supplies.
Charitable Contributions
TESCO encourages employees to contribute to the charitable organizations of their choice. However, as with political activities, employees may not use TESCO resources to personally support charitable or other non-profit institutions not specifically sanctioned or supported by the Company. Any charity supported by the Company shall be subject to due diligence review to ensure compliance with applicable laws, and all contributions must be accounted for properly.
Product Integrity
It is imperative that employees design, manufacture, and test our products in strict accordance with all contract requirements and document any authorized deviations. The best way to support product integrity is to consistently follow TESCO processes intended to assure quality, safety and reliability.

Employee Health and Safety and the Environment
TESCO’s foremost concern is protection of the health and safety of all employees. We have adopted policies and procedures that are aimed at ensuring that TESCO meets or exceeds all applicable health and safety laws and regulations as well as prevailing industry standards. We strive to fully implement all safety policies and procedures. Complete compliance with safety policies and procedures requires the cooperation and commitment of every employee. Be aware of how the Company’s health and safety policies apply to you, and conduct your duties and responsibilities in compliance with these policies.
TESCO strives to create a professional, drug-free work environment. The misuse of drugs, both legal and illegal, may endanger the health and safety of employees, or lead to a loss of productivity. As such, the use, possession, sale, purchase, or distribution of illegal drugs is prohibited on company premises, or anywhere else while conducting business on behalf of the Company. In addition, medically prescribed drugs may be used only as directed by your physician, and if they impair your ability to perform the duties of your job, you must request time off in accordance with TESCO’s medical leave policies.
TESCO is committed to minimizing the effects of our operations on the natural environment. We endeavor to meet all regulatory and industry standards by implementing appropriate measures for the assessment of potential environmental effects, for the prevention of these potential effects and for appropriate response to any incidents that might occur. You are expected to be familiar with the required environmental standards that apply to your work at TESCO, and to comply with these standards at all times.
For further information, consult TESCO’s Quality, Health, Safety and Environment Policies.
Employment Practices
TESCO strives to provide a positive work environment that supports productivity, dignity and self-esteem, and the pursuit of personal goals. Our employment policies and procedures provide for equal opportunity and fairness in employment decisions. We do not discriminate on the basis of race, color, ancestry, place of origin, religious belief, physical or mental disability, age, gender, sexual orientation, marital status, family status or source of income, and we take steps to comply with all applicable affirmative action legislation. We also endeavor to ensure that all employees are treated fairly in all aspects of the employment relationship, including performance appraisals, compensation, opportunities for advancement, and disciplinary matters. TESCO does not tolerate harassment and violence in the workplace, and takes action to address any concerns that arise in this regard. We believe that employees are entitled to privacy, and we recognize our obligations to protect their information as set out in applicable privacy legislation.
As a TESCO employee you may occasionally be privy to another employee’s personal information. You have an obligation to follow all employment related practices as set out above, including the obligation to protect other employees’ personal information in compliance with applicable laws and regulations.
For further information, consult the TESCO Human Resources Policies.
Conflicts Minerals Sourcing
TESCO is committed to complying with SEC rules implementing reporting and disclosure requirements related to “conflict minerals” and support global efforts to assist in the eradication of Human Rights abuses in the Democratic Republic of Congo (“DRC”) and adjoining countries. The rules require manufacturers (such as TESCO) who file certain reports with the SEC to disclose whether the products they manufacture or contract to manufacture contain “Conflict Minerals” (gold, tin, tantalum, and tungsten, derivatives of cassiterite, columbite-tantalite, and wolframite) sourced from DRC, Central African Republic, Sudan, Zambia, Angola, Congo Republic, Tanzania, Burundi, Rwanda, and Uganda.
For further information, consult the TESCO Conflict Minerals Sourcing Policy.
Compliance with the Code
This Code establishes TESCO’s commitment to following ethical business practices. It details the fundamental principles of ethical business behavior and defines the responsibilities of all directors, officers, employees, agents, and Company representatives “TESCO personnel” All TESCO personnel are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in “Reporting”. It is not possible for us to address every possible situation that may occur, so we expect all TESCO personnel to observe both the letter and spirit of the Code. Responsibility for compliance, including the duty to seek guidance when in doubt, rests with each employee of the Company. Any employee who violates the Code, Company policies and procedures or the law, or knowingly permits a subordinate to do so, will be subject to disciplinary action, up to and including termination, civil prosecution, or claims for damages or losses. All employees upon commencement of employment, and designated employees annually or at other appropriate times, will be expected to sign a statement that they have read and understand the Code or that they have complied with the Code, as the case may be.
The Executive Management Team, or its designee, will receive and investigate complaints and reports of non-compliance.
Any person who is found to have violated this Code, or any related corporate policy, will be subject to discipline in accordance with TESCO’s policies on employee discipline, which policy provides for appropriate disciplinary measures for employee misconduct, up to and including dismissal.
Reporting
To implement the Code, TESCO needs the full cooperation of all TESCO personnel. If you know of or suspect a violation of applicable laws or regulations, this Code, or TESCO's related policies, you have an obligation to immediately report it in accordance with the following procedure:
(a)    Actions prohibited by this Code involving directors, officers, or any other persons with the legal authority to bind the Company must be reported to the Audit Committee.
(b)    Actions prohibited by this Code involving any other person must be reported to the reporting person's manager, the Human Resources Department, the Legal Department, or any member of the Executive Management Team.
(c)    After receiving a report of an alleged prohibited action, the Audit Committee, the relevant manager, the Human Resources Department, the Legal Department or any member of the Executive Management Team must promptly take all appropriate actions necessary to investigate.
(d)    All directors, officers, employees, agents, and representatives are expected to cooperate in internal investigations of misconduct.
TESCO employees located in countries that prohibit requiring employees to make such reports are encouraged to report such violations but are not required to. Retaliation against anyone who provides information or otherwise assists in an investigation or proceeding regarding any conduct that the employee believes in good faith constitutes a violation of applicable laws or regulations, this Code, or TESCO's related policies is prohibited and will, in itself, be treated as a violation of this Code.
Enforcement
(a)    TESCO must ensure prompt and consistent action against violations of this Code.
(b)    If, after investigating a report of an alleged prohibited action by a director, officer, or such other person with the legal authority to bind the Company, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.
(c)    If, after investigating a report of an alleged prohibited action by any other person not covered by (b) above, the relevant manager, the Human Resources Department, the Legal Department or any member of the Executive Management Team determines that a violation of this Code has occurred, the manager, the Human Resources Department, the Legal Department or any member of the Executive Management Team will report such determination to the General Counsel.
(d)    Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the General Counsel will take such preventative or disciplinary action as deemed appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Whistleblower Hotline
TESCO prides itself on having open avenues of communication within the Company. One important channel of communication that you should be aware of is the TESCO Whistleblower Hotline. It is TESCO's policy not to allow retaliation against any director, officer, employee, agent, or representative for reports made by such person in good faith regarding acts of misconduct or suspected violations of this Code. This "Hotline" is actually three different channels you can use to report concerns about accounting, internal accounting controls, or auditing matters. You can contact the Hotline by telephone or through a secure web page. Of course, if you have concerns in any of these areas, you should feel free to discuss them with your supervisor, your business unit Controller, or a member of the Chief Financial Officer's staff in Houston. The important thing is to express your concerns, whether through normal TESCO channels or through our anonymous Hotline.

•	Canada/U.S. toll-free number

Persons can call a toll-free number in Canada and the United States (866-259-2550) and a toll number outside of Canada/United States (402-572-5484). Whistleblowers around the world can call either number to leave a message with the Audit Committee. All voicemail messages will be electronically altered/disguised to ensure the confidentiality of the caller.

•	Secure Web Form

The Whistleblower can access an Internet-based message interface at http://www.openboard.info/tesof/ in order to deliver a message to the Audit Committee.
For further information, consult the TESCO Whistleblower Policy.
Waivers
Only the Board of Directors or a duly authorized committee of the Board of Directors has the authority to and may, in its discretion, grant a waiver of compliance with this Code for directors, officers, or any person with the legal authority to bind the Company. The General Counsel may, in his or her discretion, grant waivers for other employees. Such waivers shall be granted only when in the best interest of the Company. All waivers shall be limited so as to protect TESCO to the greatest extent possible, and shall be disclosed as required by SEC and NASDAQ rules and other applicable laws.
Questions Regarding the Code
Employees are encouraged to reach out to a member of the Legal Department with questions about the Code. To facilitate communications with TESCO personnel, TESCO also has also created the following email address: legal@tescocorp.com. However, any member of the Legal Department is available to answer any related questions and provide any necessary assistance to comply with the Code.